Exhibit 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into this 18th day of September 2020, by and between urban-gro, Inc. (“UG”) and George (Bob) Pullar (“Pullar”). Pullar and UG are referred to as “Parties” or “Party”.

1.	Settlement Consideration.

a.	Concurrent with his execution of this Agreement, Pullar assigns to UG and relinquishes all right, title, and interest in and to 1,000,000 shares of UG common stock, which Pullar and UG agree have never been issued but to which he might otherwise have some claim, whether or not those 1,000,000 shares are fully vested in Pullar.

b.	A condition precedent to this Agreement is UG and Total Grow Holdings, LLC (“TGH”) executing a separate written settlement agreement (the “TGH Agreement”) to, in part, resolve Boulder County Dist. Ct. Case No. 2020cv30382. Upon execution of that agreement, UG shall transfer, sell, and assign to Pullar all of its ownership interests in TGH. The assignment shall be accomplished by execution of the form of Assignment, attached as Exhibit 1. UG does not dispute that the valuation of TGH is $800,000 and the value of the transfer of 24.4% of TGH is $195,200.

c.	Upon execution of the TGH Agreement, UG shall issue to Pullar a fully vested warrant, which shall expire five years from the date of issuance, to purchase 400,000 shares of UG common stock, par value $0.001 per share (“Common Stock”) at a $1.00 strike price per share with a provision allowing cashless exercise. The issuance shall be accomplished by execution of the form of Warrant Agreement, attached as Exhibit 2.

2.	Mutual Release. Except to the extent of obligations created in this Agreement, the Parties shall mutually release each other from any and all claims through the date of the execution of this Agreement.

3.	Attorneys’ Fees and Costs. If any party commences an action to enforce this Agreement, the prevailing party in any such action shall be entitled to recover its costs and reasonable attorneys’ fees.

4.	Subsequent Actions. To the extent they deem it necessary or appropriate, the Parties shall cooperate in the execution of any documents necessary to reduce this agreement to writing and to accomplish its terms.

5.	General Warranties and Representations. The Parties represent and warrant that they have read this Agreement and know and understand its contents fully. The Parties further represent and warrant that they have voluntarily executed this Agreement after having consulted with counsel of their choosing, and without being pressured or influenced by any representation of any person acting on behalf of any other party.

6.	Pullar Warranties, Representations and Agreements.

a.	Investment Intent. Pullar is acquiring the Warrant and the shares of Common Stock underlying the Warrant (collectively, the “Securities”) for his own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Pullar does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute the Securities.

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b.	Investor Status. At the time Pullar was offered the Securities, he was, and, as of the date hereof is, an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Pullar is familiar with the “bad actor” provisions of Rule 506(d) under the Securities Act is not and has not been subject to or experienced any of the events described in Rule 506(d)(1)(i)-(viii).

c.	General Solicitation. Pullar is not acquiring the Securities as a result of or subsequent to any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

d.	Reliance. Pullar understands and acknowledges that (i) the Securities are being offered and sold to it without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and UG will rely upon the accuracy and truthfulness of, the foregoing representations, and Pullar hereby consents to such reliance.

e.	Investigation. Pullar has conducted his own independent investigation and analysis of UG. In entering into this Agreement, Pullar has relied solely upon his own investigation and analysis and the representations and warranties of UG contained herein. Pullar acknowledges that, other than as expressly set forth in this Agreement, neither UG nor any of its respective directors, officers, employees, affiliates, agents or representatives make any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Pullar or his agents or representatives prior to the execution of this Agreement. Pullar is not relying upon any representation, warranty or agreement with respect to the accuracy or completeness of the information (written or oral) provided to Pullar in connection with the transactions contemplated hereby, or with respect to the appropriateness, suitability or sufficiency of such information for the purpose of enabling Pullar to evaluate such investment, other than the representations, warranties and agreements of UG expressly contained in this Agreement. Pullar acknowledges that he has received all information requested by him to make an investment decision.

f.	Restricted Securities. Pullar understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Pullar’s representations as expressed herein. Pullar understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Pullar must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Pullar acknowledges that UG has no obligation to register or qualify the Securities for resale. Pullar further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to UG which are outside of Pullar’s control, and which UG is under no obligation and may not be able to satisfy.

g.	Market Stand-Off. In connection with any underwritten public offering by UG of its equity securities pursuant to an effective registration statement filed under the Securities Act, Pullar agrees that he shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Securities acquired under this Agreement without the prior written consent of UG or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by UG or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by UG or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto. The Market Stand-Off shall in any event terminate two years after the date of UG’s initial firm commitment underwritten public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting UG’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Securities subject to the Market Stand-Off, or into which such Securities thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, UG may impose stop-transfer instructions with respect to the Securities acquired under this Agreement until the end of the applicable stand-off period. UG’s underwriters shall be beneficiaries of the agreement set forth in this Section 7.

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7.	Successors and Assigns. This Agreement shall be binding upon the Parties and upon their heirs, personal representatives, successors, assigns, and/or affiliates.

8.	Modification. This Agreement may not be modified except by a mutually executed amendment to this Agreement, dated and executed by authorized representatives of each of the Parties. No oral statement or writing that does not meet the requirements of this paragraph will constitute a modification or waiver of any provision of this Agreement.

9.	Waiver. No breach of any provision of this Agreement shall be deemed waived unless it is waived in writing. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

10.	Complete Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and all other prior or contemporaneous understandings or agreements, whether written or oral, among the Parties, with respect to the subject of the potential claims previously referenced herein, are hereby superseded in their entirety.

11.	General Provisions.

a.	Jurisdiction and Venue. The Parties agree that for any and all disputes, differences, or questions arising under this Agreement, jurisdiction shall be exclusively in the State of Colorado, and venue shall lie in either the Boulder County or the United States District Court for the District of Colorado.

b.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

c.	Headings. The titles and headings of any provision herein exist for the convenience only and in no way shall restrict or modify this Agreement.

d.	Invalid Provisions. If any provision to this Agreement is held to be invalid or unenforceable under any present or future laws, such provision shall be fully severable, and the remaining provisions shall constitute the Parties’ agreement.

e.	Counterpart Execution. This Agreement may be signed in multiple counterparts, including with facsimile or scanned signatures, and each counterpart when taken with the other executed counterparts, shall constitute a binding agreement among the Parties executed as of the date first written above.

f.	No Admission of Liability. This Agreement represents a compromise of disputed issues, and shall not be deemed an admission of liability by or against any Party.

g.	Authorization. Each person executing this Agreement on behalf of any Party represents and warrants to each other Party that he or she is duly authorized to execute this Agreement on behalf of the Party for which he or she is so executing this Agreement and to bind such Party to the terms hereof. The foregoing representation and warranty is included for the reliance of the Parties, and all of such representations and warranties shall survive the execution and consummation of the Parties’ obligations under this Agreement.

h.	Construction. This Agreement has been mutually negotiated. Any ambiguities will not be interpreted in favor of any party.

12.	Non-Disparagement. The Parties agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of any other party hereto, including their employees, managers, directors, and officers.

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13.	Confidentiality. The Parties hereto understand and agree that the terms of this Agreement shall be kept confidential and that, except as otherwise provided herein, they will not reveal or cause to be revealed any of these terms to any third party. The Parties agree that they will not in any way publicize or cause to be publicized in any news or communications media, including but not limited to, newspapers, magazines, journals, radio or television, the terms or conditions of this Agreement. Notwithstanding the foregoing: (a) the Parties may disclose this Agreement to their attorneys, accountants and tax professionals, (b) the Parties may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements, or (c) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as may be required by law, order of the court, or lawful subpoena. Upon inquiry by third parties about the status of the dispute between the Parties, the Parties may indicate only that the dispute has been resolved and that all claims have been settled.

Signature Page Follows

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urban-gro, inc.

/s/ Brad Nattrass

By:Brad Nattrass

Its: Chief Executive Officer

/s/ George (Bob) Pullar

George (Bob) Pullar

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